Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	Q2FY13	Q3FY13	Q4FY13	Q1 FY14	LTM Q1 FY14	Pro Forma 12/31/2013 LTM (1)
Net Income (Loss) Attributable to Nexeo Solutions	$10,875	$4,295	$6,965	$(12,846)	$9,289	$22,160
Net Income (Loss) Attributable to Noncontrolling Interest	(106)	597	1,031	1,656	3,178	3,178
Interest	14,197	15,938	13,836	14,282	58,253	59,994
Taxes	1,072	1,885	1,869	2,419	7,245	7,289
Depreciation and Amortization	9,715	9,703	10,550	11,657	41,625	47,447
EBITDA	35,753	32,418	34,251	17,168	119,590	140,068
Management add-backs (2)	5,803	6,224	9,476	4,992	26,495	31,195
Foreign exchange (gains) losses, net (3)	501	802	(510)	110	903	903
Management fees (4)	1,542	1,070	1,164	1,272	5,048	5,048
Compensation expense related to management equity plan (non-cash)	574	276	291	281	1,422	1,422
Transaction and other one-time costs (5)	2,181	1,259	1,958	4,662	10,060	3,430
Management Adjusted EBITDA	$46,354	$42,049	$46,630	$28,485	$163,518	$182,066

(1)              Effective December 1, 2013, the Company acquired 100% of the outstanding shares of Chemical Specialists and Development, Inc. (“CSD”), and substantially all of the assets of STX Freight Company (“STX”) and ST Laboratories Group, LLC (“ST Laboratories”), two related businesses of CSD (collectively, the “CSD Acquisition”). Pro forma Management Adjusted EBITDA for the twelve months ended December 31, 2013 reflects the full contribution of the CSD Acquisition. Pro forma results are not necessarily inidicative of either future results of operations or results that might have been achieved had the acquisition completed at the beginning of the period.

(2)              Management adjustments associated with integration, transition, restructuring and transformational activities.

(3)              Includes net realized and unrealized foreign exchange gains and losses.

(4)              Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P. (“TPG”).

(5)              Professional and transaction costs related to the acquisition of Ashland’s global distribution business, Nexeo Plaschem, the CSD Acquisition and other potential acquisitions and other one-time costs.